Exhibit 99.1

Case Name: Interstate Bakeries	Case No: 04-45814-jwv-11
Corporation & All Subsidiaries

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of May 5, 2007

REVENUE
Gross Income			$234,861,168
Less Cost of Goods Sold			112,026,258
Ingredients, Packaging & Outside Purchasing	$58,365,570
Direct & Indirect Labor	41,557,799
Overhead & Production Administration	12,102,889
Gross Profit			122,834,910

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	53,955,349
Advertising and Marketing	3,146,920
Insurance (Property, Casualty, & Medical)	12,062,601
Payroll Taxes	4,435,465
Lease and Rent	3,222,834
Telephone and Utilities	1,298,532
Corporate Expense (Including Salaries)	6,088,600
Other Expenses	30,350,129	(i)
Total Operating Expenses			114,560,430
EBITDA			8,274,480
Restructuring & Reorganization Charges	771,229	(ii)
Depreciation and Amortization	5,579,056
Abandonment	2,069,958
Other( Income)/Expense	16,302
Gain/Loss Sale of Prop	-
Interest Expense	3,725,359
Operating Income (Loss)			(3,887,424)
Income Tax Expense (Benefit)	(136,060)
Net Income (Loss)			$(3,751,364)

CURRENT ASSETS
Accounts Receivable at end of period			$152,013,520
Increase (Decrease) in Accounts Receivable for period			6,917,097
Inventory at end of period			67,440,588
Increase (Decrease) in Inventory for period			239,582
Cash at end of period			64,796,984
Increase (Decrease) in Cash for period			(4,779,367)
Restricted Cash			14,917,142	(iii)
Increase (Decrease) in Restricted Cash for period			6,088,249

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(5,723,048)
Increase (Decrease) Liabilities Subject to Compromise			588,139
Taxes payable:
Federal Payroll Taxes	$5,209,389
State/Local Payroll Taxes	1,413,573
State Sales Taxes	802,008
Real Estate and
Personal Property Taxes	8,576,804
Other (see attached supplemental schedule)	4,324,669
Total Taxes Payable			20,326,443

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
May 5, 2007

Description	Amount

Use Tax	$672,516
Accr. Franchise Tax	1,652,670
Other Taxes	1,999,483

Total Other Taxes Payable	$4,324,669

12th period
(i) Other Expenses included the following items:
Employee benefit costs	13,151,171
Facility costs (excluding lease expense)	655,996
Distribution/transportation costs	12,765,484
Local promotional costs	1,231,214
Miscellaneous	2,546,264
$30,350,129

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(1,314,757)
Asset impairments	0
Other	13,201
Reorganization expenses
Professional fees	2,413,355
Interest income	(340,264)
Adjustments to lease rejection expense	(36,000)
KERP & restructuring bonus plans	35,694
(Gain)/loss on sale of assets	0
$771,229

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $2.3 million.

EXPLANATORY NOTES TO THE

INTERSTATE BAKERIES CORPORATION

CONSOLIDATED MONTHLY OPERATING REPORT

DATED AS OF MAY 5, 2007

1.

This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended May 5, 2007 and balances of and period changes in certain of the Company’s accounts as of May 5, 2007, is unaudited and subject to year-end adjustment prior to the filing of the Company’s fiscal 2007 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). This MOR should be read in conjunction with the Company’s third quarter 2007 Form 10-Q that was filed with the SEC on April 19, 2007. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.

This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future. This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year. Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.

This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP). This MOR does not include certain financials statements and explanatory footnotes, including disclosures required under GAAP.

4.

As of May 5, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves. The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs. As of May 5, 2007 there were $109.7 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $90.3 million as of May 5, 2007. In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder. (See Note 8 to the Company’s financials statements included in the fiscal 2007 third quarter Form 10-Q for additional information.)

5.

The Company filed with the SEC its fiscal 2006 annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the third fiscal quarter of 2007 on December 21, 2006 and April 19, 2007, respectively. The financial reports noted herein and filed with the SEC should be read together and concurrently with this MOR for a comprehensive description of our current financial condition and operating results.